EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549-1004

Gentlemen:

We consent to the use of our report dated March 31, 2006 on our audit of the financial statements of Homeland Security Network, Inc. (f/k/a AutoCorp Equities, Inc.) as of December 31, 2005, and to all references to our firm included in Securities and Exchange Commission (SEC) filings submitted by such corporation for the fiscal year ended December 31, 2005, and to the incorporation of that report by reference in the Form S-8 Registration Statement of such corporation being filed with the SEC on or about November 14, 2006 to register under the Securities Act of 1933 shares of Common Stock issuable under the Company’s 2006 Non-Statutory Stock Option Plan.

/s/BKR Cornwell Jackson & Company, P.C.
BKR Cornwell Jackson & Company, P.C.
Plano, Texas
November 14, 2006